Exhibit 99.1

February 1, 2008
FOR IMMEDIATE RELEASE
Contact: Roland E. Breunig, CFO
(608-757-6000)

PRESS RELEASE

Seneca Foods Corporation reported net sales of $845,080,000 for the nine months ended December 29, 2007, versus $822,677,000 for the comparable period last year.  The year to date net earnings were $19,473,000 or $1.59 per diluted share, compared with $23,504,000 or $1.93 per diluted share, last year.  Prior year-to-date pre-tax results included other income of $5,159,000 ($3,209,000 after tax) which represented a net gain on the sale of five previously closed facilities.
Seneca Foods Corporation reported net sales of $381,193,000 for the quarter ended December 29, 2007, versus $391,012,000 for the comparable period last year.  The current quarter’s net earnings were $6,778,000 or $0.55 per diluted share, compared with $11,322,000 or $0.92 per diluted share, last year.  Prior year quarter pre-tax results included other income of $3,193,000 ($1,986,000 after tax) which represented a net gain on the sale of two previously closed facilities.
The operating results for the three and nine months ended December 29, 2007 and December 30, 2006 include activity related to the Signature Fruit Company, LLC acquisition completed in August, 2006.
James F. Wilson, who is a General Partner of Carl Marks Management Company, L.P., was appointed to the Board of Directors of Seneca Foods Corporation.  Mr. Wilson is a graduate of Dartmouth College and the Harvard Graduate School of Business Administration.  Seneca’s Board of Directors was increased by one to ten members as a result of this appointment.
Seneca Foods Corporation is primarily a fruit and vegetable processing company with manufacturing facilities located throughout the United States.  Its products are sold under the Libby’s®, Aunt Nellie’s Farm Kitchen®, Stokely’s®, READ®, and Seneca® labels as well as through the private label and industrial markets.  In addition, under an alliance with General Mills Operations, Inc., a successor to the Pillsbury Company and a subsidiary of General Mills, Inc., Seneca produces canned and frozen vegetables, which are sold by General Mills Operations, Inc. under the Green Giant® label.  Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”.

Seneca Foods Corporation
Unaudited Condensed Consolidated Statements of Net Earnings

For the Periods Ended December 29, 2007 and December 30, 2006
(In thousands of dollars, except share data)

	Quarter		Year-to-Date
	2007	2006	2007	2006

Net sales	$ 381,193	$ 391,012	$ 845,080	$ 822,677

Plant restructuring expense (note 2)	$ 14	$ 374	$ 104	$ 374

Other operating income (loss), net (notes 3 and 4)	$ 10	$ 3,193	$ 299	$ 5,159

Operating income	$ 15,998	$ 23,816	$ 44,945	$ 53,260
Interest expense (net)	5,373	5,675	14,374	15,491
Earnings before income taxes	$ 10,625	$ 18,141	$ 30,571	$ 37,769

Income taxes	3,847	6,819	11,098	14,265

Net earnings	$ 6,778	$ 11,322	$ 19,473	$ 23,504

Earnings applicable to common stock (note 5)	$ 4,228	$ 7,051	$ 12,139	$ 14,130

Basic earnings per share	$ 0.56	$ 0.93	$ 1.60	$ 1.94

Diluted earnings per share	$ 0.55	$ 0.92	$ 1.59	$ 1.93

Weighted average shares outstanding basic	7,589,506	7,571,526	7,582,282	7,278,746

Weighted average shares outstanding diluted	7,657,112	7,638,916	7,649,888	7,346,136

Note 1: Prior results include the Signature Fruit Company, LLC operations from the date of acquisition in August, 2006 (five months).
Note 2: Plant restructuring expense of $104,000 is an adjustment to the provision for future lease payments.
Plant restructuring expense of $374,000 in the prior year is an adjustment to the provision for future lease payments.
Note 3: Other operating income in the prior quarter of $3,193,000 represents a net gain on the sale of two previously closed facilities.
Note 4: Other operating income for the year-to-date period of $299,000 principally represents a gain on the sale of unused fixed assets.
Other operating income in the prior year-to-date period of $5,159,000 represents a net gain on the sale of five previously closed facilities.
Note 5: The Company uses the "two-class" method for basic earnings per share by dividing the earnings allocated to common shareholders by the weighted average of common shares outstanding during the period. The diluted earnings per share includes the effect of convertible shares for the each period presented. Average common and participating shares totaled 12,152,647 for the nine months ended December 29, 2007.
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